As filed with the United States Securities and Exchange Commission on September 1, 2004
Registration No. 333-117319

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Jurisdiction of
Names of	Incorporation	I.R.S. Employer
Co-Registrants	or Organization	Identification No.

M.D.C. HOLDINGS, INC.	Delaware	84-0622967
RICHMOND AMERICAN HOMES OF CALIFORNIA, INC.	Colorado	77-0084376
RICHMOND AMERICAN HOMES OF MARYLAND, INC.	Maryland	52-0814857
RICHMOND AMERICAN HOMES OF NEVADA, INC.	Colorado	88-0227698
RICHMOND AMERICAN HOMES OF VIRGINIA, INC.	Virginia	54-0570445
RICHMOND AMERICAN HOMES OF ARIZONA, INC.	Delaware	86-0277026
RICHMOND AMERICAN HOMES OF COLORADO, INC.	Delaware	84-1256155
M.D.C. LAND CORPORATION	Colorado	84-0831548
RAH OF TEXAS, LP	Colorado	81-0545696
RAH TEXAS HOLDINGS, LLC	Colorado	35-2175328
RICHMOND AMERICAN CONSTRUCTION, INC.	Delaware	86-0540418
RAH OF FLORIDA, INC. (formerly known as Richmond American Homes of California (Inland Empire), Inc.)	Colorado	84-1590389
RICHMOND AMERICAN HOMES OF TEXAS, INC.	Colorado	75-2115660
RICHMOND AMERICAN HOMES OF UTAH, INC.	Colorado	02-0574838
RICHMOND AMERICAN HOMES OF WEST VIRGINIA, INC.	Colorado	54-2019401
RICHMOND AMERICAN HOMES OF ILLINOIS, INC.	Colorado	02-0701597
RICHMOND AMERICAN HOMES OF DELAWARE, INC.	Colorado	02-0701599
RICHMOND AMERICAN HOMES OF PENNSYLVANIA, INC.	Colorado	02-0701595
RICHMOND AMERICAN HOMES OF FLORIDA, LP	Colorado	02-0701603
RICHMOND AMERICAN HOMES OF NEW JERSEY, INC. (formerly known as Richmond American Homes One, Inc.)	Colorado	02-0701583
RICHMOND AMERICAN HOMES TWO, INC.	Colorado	02-0701585
RICHMOND AMERICAN HOMES THREE, INC.	Colorado	02-0701586
RICHMOND AMERICAN HOMES FOUR, INC.	Colorado	02-0701587
RICHMOND AMERICAN HOMES FIVE, INC.	Colorado	02-0701590
RICHMOND AMERICAN HOMES SIX, INC.	Colorado	02-0701591
RICHMOND AMERICAN HOMES SEVEN, INC.	Colorado	02-0701593

3600 S. Yosemite Street, Suite 900

Denver, Colorado 80237
(303) 773-1100
(Address, including zip code and telephone number, including area code, of registrant’s principal executive office)

Joseph H. Fretz, Esq.

Secretary and Corporate Counsel
3600 S. Yosemite Street, Suite 900
Denver, Colorado 80237
(303) 773-1100
(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:

Garth B. Jensen, Esq.

Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
(303) 861-7000

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☑

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

    Pursuant to Rule 429 under the Securities Act of 1933, this registration statement contains a combined prospectus that also relates to $550,000,000 of other securities registered on Form S-3, registration no. 333-107859, which have not been offered or sold as of the date of the filing of this registration statement and for which MDC previously paid registration fees of $65,670. This registration statement constitutes a post-effective amendment to the prior related registration statement, pursuant to which the total amount of unsold previously registered securities may be offered and sold as any of the securities registered hereunder, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. If the previously registered securities are offered and sold prior to the effective date of this registration statement, the amount of previously registered securities so sold will not be included in the prospectus hereunder.

    The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PURPOSE OF REGISTRATION STATEMENT

      This registration statement registers $450,000,000 of securities to be offered by M.D.C. Holdings, Inc. and the co-registrants. Some of the co-registrants are newly-formed entities that currently do not have operations or significant assets. Of the $1,000,000,000 of securities under the combined prospectus to which this registration statement relates, $550,000,000 of the securities have already been registered on Form S-3, registration no. 333-107859.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer is not permitted.

PROSPECTUS SUBJECT TO COMPLETION, SEPTEMBER 1, 2004

M.D.C. Holdings, Inc.

3600 S. Yosemite Street

Suite 900
Denver, Colorado 80237
(303) 773-1100

$1,000,000,000

          The following are types of securities that we may offer and sell under this prospectus:

•	common stock	•	debt securities
•	preferred stock

          We may offer these securities separately or as units which may include other securities. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

•	Maturity	•	Redemption terms
•	Interest rate	•	Listing on a securities exchange
•	Sinking fund terms	•	Amount payable at maturity
•	Currency of payments	•	Guarantees by some of our subsidiaries

          The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Our common stock, par value $0.01 per share, trades on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “MDC.”

          We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is                     , 2004

M.D.C. HOLDINGS, INC.

      M.D.C. Holdings, Inc., or MDC, is a Delaware corporation which was formed in 1972. Our primary business is owning and managing subsidiary companies which build homes under the name “Richmond American Homes.” We also own and manage HomeAmerican Mortgage Corporation which originates mortgage loans primarily for our homebuyers; American Home Insurance Agency, Inc., which sells casualty insurance products to our homebuyers; and American Home Title and Escrow, Inc. which provides title insurance and closing services for our customers. Unless specifically stated otherwise, references in this prospectus or any prospectus supplement to “we,” “us” or “our” include only MDC, and not our subsidiaries.

The Homebuilding Companies

      MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. We and our subsidiaries are a major regional homebuilder with a significant presence in some of the country’s best housing markets. Our homebuilding subsidiaries are the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California, each according to an independent, third-party survey provider. Our homebuilding subsidiaries also have a growing presence in Dallas/ Fort Worth, Houston and Jacksonville, and have recently entered the Philadelphia/ Delaware Valley, West Florida and Chicago markets.

Our Homebuilding Strategy

      We maintain a balanced product offering in each of our markets, focusing on high quality design and construction of homes in most price points, targeting the largest homebuyer segments within a given market, which generally is the first-time and first-time move-up buyer.

Home Selling Prices

      Most of the homes sold by our homebuilding subsidiaries range in price from approximately $100,000 to $600,000, although some homes they build sell for more than $1.3 million. The average selling price of homes closed by our homebuilding subsidiaries was $254,300 in 2003 and $254,000 in 2002.

HomeAmerican Mortgage Corporation

      Our mortgage subsidiary provides mortgage loans to most of our homebuilding subsidiaries’ homebuyers. For the convenience of the homebuyers, our mortgage subsidiary has loan offices in most of the locations where our homebuilding subsidiaries build homes.

Location of Executive Offices

      The principal executive offices of MDC are at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237 (telephone (303) 773-1100).

      You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

RISK FACTORS

      Before purchasing any of the securities offered by this prospectus, you should consider all of the information set forth in this prospectus, the accompanying prospectus supplement and the information incorporated herein by reference, and, in particular, you should evaluate the risk factors set forth below.

An adverse change in economic conditions could reduce the demand for homes and, as a result, could reduce our earnings.

      Changes in national and regional economic conditions, as well as local economic conditions where our subsidiaries conduct operations and where prospective purchasers of our homes live, can have a negative impact on our business. Adverse changes in employment levels, job growth, consumer confidence, housing demand, interest rates and population growth may reduce demand and depress prices for our homes. This, in turn, can reduce our earnings.

If land is not available at reasonable prices, our sales and earnings could decrease.

      Our operations depend on our homebuilding subsidiaries’ ability to continue to obtain land for the development of our residential communities at reasonable prices. Changes in the general availability of land, competition for available land, availability of financing to acquire land, zoning, regulations that limit housing density and other market conditions may hurt our ability to obtain land for new residential communities. If the supply of land appropriate for development of our residential communities becomes more limited because of these factors, or for any other reason, the cost of land could increase and/or the number of homes that our homebuilding subsidiaries build and sell could be reduced.

If the market value of our homes drops significantly, our profits could decrease.

      The market value of our land and housing inventories depends on market conditions. Our homebuilding subsidiaries acquire land for expansion into new markets and for replacement of land inventory and expansion within our current markets. If housing demand decreases below what we anticipated when we acquired our inventory, we may not be able to make profits similar to what we have made in the past, may experience less than anticipated profits and/or may not be able to recover our costs when our homebuilding subsidiaries build and sell homes. In the face of adverse market conditions, we may have substantial inventory carrying costs or our homebuilding subsidiaries may have to sell land or homes at a loss.

Interest rate increases or changes in federal lending programs could lower demand for our homes and our mortgage lending services.

      Our homebuilding and mortgage lending operations are impacted by the availability and cost of mortgage financing. Nearly all of our customers finance the purchase of their homes, and a significant number of these customers arrange their financing through our mortgage lending subsidiary, HomeAmerican. Increases in home mortgage interest rates may reduce the demand for homes and home mortgages and, generally, will reduce home mortgage refinancing activity. We are unable to predict the extent to which recent or future changes in home mortgage interest rates will affect our operating activities and results of operations.

      In addition, we believe that the availability of Federal National Mortgage Association (Fannie Mae)/ Federal Home Loan Mortgage Corporation (Freddie Mac)/ Federal Housing Administration and Veterans Administration mortgage financing is an important factor in our marketing strategy. Any changes, limitations or restrictions on the availability of these types of financing could reduce our subsidiaries’ home sales and mortgage lending volume.

Competition in the homebuilding industry could hurt our profits.

      The real estate industry is fragmented and highly competitive. Our homebuilding subsidiaries compete with numerous homebuilders, including a number that are substantially larger and have greater financial resources. Our homebuilding subsidiaries also compete with subdivision developers and land development companies, some of which are themselves homebuilders or affiliates of homebuilders. Homebuilders compete for customers, desirable financing, land, building materials and subcontractor labor. Competition for home orders primarily is based upon price, style, financing provided to prospective purchasers, location of property, quality of homes built, customer service and general reputation in the community. We, through our mortgage lending subsidiary HomeAmerican, also compete with numerous banks, thrifts and other mortgage bankers, many of which are larger and have greater resources than we do.

Our business is subject to numerous environmental and other governmental regulations. These regulations could give rise to significant additional liabilities or expenditures, or restrictions on our business.

      Our operations are subject to continuing compliance requirements mandated by applicable federal, state and local statutes, ordinances, rules and regulations, including zoning and land use ordinances, building, plumbing and electrical codes, contractors’ licensing laws, state insurance laws, federal and state human resources laws and regulations and health and safety regulations and laws (including, but not limited to, those of the Occupational Safety & Health Administration). Various localities in which we operate have imposed (or may impose in the future) fees on developers to fund schools, road improvements and low and moderate income housing.

      From time to time, various municipalities in which our homebuilding subsidiaries operate restrict or place moratoriums on the availability of utilities, including water and sewer taps. Additionally, certain jurisdictions in which our homebuilding subsidiaries operate have proposed or enacted growth initiatives that may restrict the number of building permits available in any given year. Although future conditions or governmental actions may impact our ability to obtain necessary permits or water and sewer taps, we currently believe that we have, or can obtain, water and sewer taps and building permits for our homebuilding subsidiaries’ land inventory and land held for development.

      Our homebuilding operations also are affected by environmental laws and regulations pertaining to availability of water, municipal sewage treatment capacity, stormwater discharges, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of endangered species, natural terrain and vegetation. Due to these considerations, our homebuilding subsidiaries generally obtain an environmental site assessment for parcels of land that they acquire. The particular environmental laws and regulations that apply to any given homebuilding project vary greatly according to a particular site’s location, the site’s environmental conditions and the present and former uses. These environmental laws may result in project delays, cause us to incur substantial compliance and other costs and/or prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas.

Product liability litigation and warranty claims that arise in the ordinary course of business may be costly.

      As a homebuilder, we are subject to construction defect and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly. In addition, the costs of insuring against construction defect and product liability claims are high and the amount of coverage offered by insurance companies is currently limited. This coverage may be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, we may experience losses that could hurt our business.

The level of our indebtedness could prevent us from fulfilling certain obligations.

      We have significant debt service obligations. At June 30, 2004, we had total consolidated indebtedness of approximately $660.4 million. The degree to which we are leveraged could have important consequences to you, including:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited;

•	a portion of our cash flows from operations must be used to pay principal and interest on our outstanding debt securities and other indebtedness, which will reduce the funds available to us for other purposes;

•	our level of indebtedness could limit our flexibility in planning for, or reacting to, changes in our business; and

•	our indebtedness could make us more vulnerable in the event of a downturn in our business or in general economic conditions.

      Our ability to meet our debt service and other obligations will depend upon our future performance and we may not be able to meet such obligations. We are engaged in businesses that are substantially affected by changes in economic cycles, and our revenues and earnings vary with the level of general economic activity in the markets in which we build homes, many of which are beyond our control. Our ability to meet our debt service obligations may also be affected by changes in prevailing interest rates, as borrowings under certain of our existing credit facilities bear interest at floating rates.

      In the event that internally generated funds and amounts available under our existing credit facilities are not sufficient to fund our capital expenditures and our debt service obligations, we would be required to raise additional funds through the sale of equity securities, the refinancing of all or part of our indebtedness or the sale of assets. These alternatives are dependent upon financial, business and other general economic factors affecting us, many of which are beyond our control, and any or all of the alternatives may not be available to us. While we believe that cash flow generated by operations, along with borrowing availability under existing credit facilities, will provide adequate sources of long-term liquidity, a significant drop in operating cash flows resulting from economic conditions, competition or other uncertainties beyond our control could increase the need for refinancing, new capital or both.

Our company structure may affect your investment.

      Substantially all of our operations are conducted through our homebuilding subsidiaries and HomeAmerican. As a result, we are dependent upon our subsidiaries’ results of operations and rely on dividends, advances and transfers of funds from our subsidiaries to generate the funds necessary to meet our ongoing debt service obligations. Our subsidiaries’ ability to pay such dividends or make such advances and transfers will be subject to, among other things, applicable state law and contractual restrictions imposed by existing and future agreements and debt instruments that we or our subsidiaries have or may enter into.

The interests of certain control persons may be adverse to investors.

      Larry A. Mizel, David D. Mandarich and other of our affiliates own, directly or indirectly, in the aggregate, almost 30% of our outstanding common stock. Such persons may effectively be able to elect our entire board of directors and control our management, operations and affairs. Circumstances may occur in which the interest of the controlling shareholders could be in conflict with your interests. The large percentage of stock held by these persons could also delay or prevent a change of control.

Natural disasters could increase our costs and lower profits.

      The climates and geology of many of the states in which we operate, including California and Florida, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and our business in particular, in such states may face increased costs and/or decreased market demand for homes.

USE OF PROCEEDS

      Except as may otherwise be described in the prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement for general corporate purposes. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown. In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense plus:

•	amortization and expensing of debt expenses;

•	amortization of discount or premium relating to indebtedness; and

•	capitalized interest.

      Earnings are computed by adding fixed charges, except capitalized interest, and amortization of previously capitalized interest during the period to income before income taxes. To date we have not issued any preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented below.

	Six Months	Year Ended December 31,
	Ended
	June 30, 2004	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges (unaudited)	12.83	8.87	10.97	9.94	7.52	7.02

DESCRIPTION OF COMMON STOCK

      MDC has authorized 100,000,000 shares of common stock. At July 30, 2004, we had approximately 32,581,000 shares outstanding. Common stockholders have one vote for each share held of record in any stockholder vote. Common stockholders do not have cumulative voting rights in the election of directors. The board of directors is divided into three classes. The members of each class serve a three-year term.

      MDC is subject to Section 203 of the Delaware General Corporation Law, which limits the ability of a publicly held Delaware corporation to consummate a “business combination” with an “interested stockholder” for a period of three years after the date such person became an “interested stockholder” unless:

•	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who also are officers of the corporation and certain shares held by employee stock plans); or

•	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66- 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

      An “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, owned) 15% or more of a corporation’s outstanding voting stock. For purposes of Section 203, the term “business combination” is defined broadly to include:

•	mergers with or caused by the interested stockholder;

•	sales or other dispositions to the interested stockholder (except proportionately with the corporation’s other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock;

•	the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or other transactions that do not increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock); or

•	receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

      Our certificate of incorporation contains provisions similar to Section 203 of the Delaware General Corporation Law. These provisions require that the holders of 80% of the shares of outstanding voting stock must approve business combinations with or proposed by an interested stockholder, which includes a beneficial owner of 10% of the outstanding shares of voting stock of MDC. This approval is not required if the transaction is approved by a majority of the continuing directors, which means those directors unaffiliated with the interested stockholder and serving prior to the interested stockholder becoming an interested stockholder, or if minimum price requirements are met.

      The types of business combinations covered by these provisions include:

•	mergers and consolidations with an interested stockholder;

•	the transfer by us of $15,000,000 or more of assets or securities to an interested stockholder;

•	any proposal for our liquidation or dissolution; or

•	any transaction which has the effect of increasing an interested stockholder’s proportionate ownership of our capital stock.

      The same provisions also apply to any amendment to our bylaws that is proposed by an interested stockholder.

      In the case of any business combination with an interested stockholder involving payments to holders of common stock, the fair market value per share of the payments would have to be at least equal to the highest of the following:

•	the highest price per share of the common stock paid by the interested stockholder during the two years before the public announcement of the proposed business combination or in the transaction in which it became an interested stockholder, whichever is higher; and

•	the fair market value per share of the common stock on the date of the public announcement of the proposed business combination or on the date on which the interested stockholder became an interested stockholder, whichever is higher.

      “Fair market value” is the highest stock exchange closing price or closing bid in the 30 days preceding the date in question, and, in the case of other property, the fair market value as determined by a majority of the continuing directors.

      All other action by the common stockholders requires:

•	that a majority of the shares be present at a meeting; and

•	that a majority of the shares present vote for the action.

      Larry A. Mizel, our Chairman of the Board of Directors and Chief Executive Officer, and David D. Mandarich, our President and Chief Operating Officer, together beneficially own more than 20% of the outstanding common stock and so have the ability to veto any 80% stockholder vote.

      We will pay dividends on the common stock when declared by our board of directors from funds legally available. On July 27, 2004, our board of directors declared a dividend of $.15 per share for the quarter ended June 30, 2004 to the stockholders of record on August 11, 2004. On April 26, 2004, our board of directors declared a dividend of $0.15 per share for the quarter ended March 31, 2004 to the stockholders of record on May 12, 2004. On February 23, 2004, our board of directors declared a 10% stock dividend to the stockholders of record on March 8, 2004. The stock dividend was distributed on March 23, 2004. On January 26, 2004, our board of directors declared a dividend of $0.114 per share (as restated for the 10% stock dividend) for the quarter ended December 31, 2003 to the stockholders of record on February 11, 2004. On liquidation of MDC, holders of common stock will share in all assets remaining after payment of liabilities, subject to the rights of any outstanding preferred stock. The shares of common stock are not redeemable or convertible, and the holders of common stock have no preemptive or subscription rights to purchase any of our securities.

      The transfer agent for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF PREFERRED STOCK

      MDC has authorized 25,000,000 shares of preferred stock, none of which were outstanding as of July 30, 2004. Shares of preferred stock may be issued in one or more series, as authorized by our board of directors with any rights and restrictions that are specified by our board of directors and permitted by Delaware law. When our board of directors specifies the terms of the preferred stock, the terms will be set forth in a certificate of designations to be filed with the secretary of state of Delaware. Upon filing, the certificate of designations will be an amendment to our certificate of incorporation under Delaware law. The preferred stock will have no preemptive rights. Our board of directors may authorize preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of the shares of common stock.

      The terms of each series of preferred stock will be described in any prospectus supplement related to the series of preferred stock and may include the following:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered and the offering price and liquidation preference per share of the preferred stock;

•	the dividend rates, periods and payment dates or methods of calculation applicable to the preferred stock;

•	the date from which any dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing of the preferred stock;

•	any provision for a sinking fund for the preferred stock;

•	any provision for redemption of the preferred stock;

•	any voting rights of holders of the preferred stock;

•	any rights to convert the preferred stock into common stock or participate in dividends paid on the common stock;

•	the relative ranking and preference of the preferred stock as to dividend rights and rights on liquidation of MDC;

•	any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights on liquidation of MDC; and

•	any other specific rights or restrictions of the preferred stock.

      The transfer agent for the preferred stock will be identified in the prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

      The debt securities will be direct unsecured obligations of MDC and may be senior debt securities, senior subordinated debt securities or junior subordinated debt securities. The total amount of additional debt securities that we may issue is limited by covenants in our existing debt instruments to approximately $1.27 billion as of June 30, 2004, assuming no additional cash flow.

      The debt securities will be issued under one or more indentures in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be subject to and governed by the Trust Indenture Act of 1939. We have entered into an indenture dated as of December 3, 2002, by and among MDC and U.S. Bank National Association, as trustee, as supplemented through the date of this prospectus. This existing indenture also has been filed as an exhibit to the registration statement of which this prospectus is a part. Any future debt securities issued by us may be issued under a supplemental indenture to the existing indenture or under a new indenture that we enter into with the trustee at the time the debt is issued. As of June 30, 2004, we had issued a total of $500 million of senior debt under the existing indenture. There is no limit to the amount of debt authorized under the existing indenture, but the amount of debt we may issue is limited by the financial covenants noted above.

      MDC may issue the debt securities in one or more series. Specific terms of each series of debt securities will be contained in resolutions of our board of directors or in a supplemental indenture. The specific terms will be described in a prospectus supplement.

      All debt securities of one series need not be issued at the same time and, unless otherwise provided in the prospectus supplement, we may issue additional debt securities of the series without the consent of the holders.

      The specific terms of the debt securities may include any of the following:

•	the title of the debt securities and whether the debt securities are senior debt securities, senior subordinated debt securities or junior subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	the price at which the debt securities will be issued;

•	any right of the holders to convert the debt securities into stock, including the initial conversion price and rate and the conversion period and any limitations on the transferability of the stock received on conversion;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rates, which may be fixed or variable;

•	the dates from which any interest will accrue, the dates on which the interest will be payable, the record dates for the interest payments, the persons to whom the interest will be payable, and the manner of calculating interest;

•	any right of MDC to extend the dates on which principal or interest will be payable;

•	the places where the principal and any interest will be payable, where the debt securities may be surrendered for registration of transfer and where notices to MDC regarding the debt securities and the indenture may be served;

•	any right of MDC to elect to redeem the debt securities, including the redemption prices and redemption periods;

•	any obligation of MDC to redeem the debt securities under any sinking fund or similar provision or at the option of a holder, including the redemption prices and redemption periods;

•	any guarantees by subsidiaries of MDC that may guarantee the debt securities, including the terms of any subordination of any guarantee to other obligations of MDC;

•	the events that would cause us to be in default and the consequences of default; and

•	any discharge and release provisions of the indenture.

      The debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount to be payable on acceleration of the maturity. In that case, all material U.S. federal income tax, accounting and other considerations applicable to the securities will be described in the prospectus supplement.

      Except as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur debt or that would protect holders of debt securities in the event of a change of control of MDC. The prospectus supplement will contain information with respect to any changes to the events of default of MDC that are described below.

Covenants

      The prospectus supplement will describe any material covenants of a series of debt securities.

Events of Default, Notice and Waiver

      The prospectus supplement and each indenture will describe the events that would cause us to be in default and the consequences of default, including the following:

•	failure to pay any interest when due that continues for a period of 30 days;

•	failure to pay the principal when due;

•	breach of any other covenant or warranty of MDC in the indenture that continues for a period of 90 days after written notice as provided in the indenture; and

•	any other event of default provided in the indenture.

      If an event of default under any indenture occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable immediately by written notice to MDC and to the trustee if given by the holders. If the debt securities of that series were issued at a discount or are indexed securities, only the portion of the principal amount specified in the terms of the securities may be declared due and payable. However, at any time after the declaration of acceleration with respect to debt securities of the series has been made, but before a judgment for payment of the money due has been obtained by the trustee, the holders of a majority of the principal amount of outstanding debt securities of the series may rescind the acceleration if all conditions set forth in the indenture are met.

      The indentures also will provide that the holders of a majority of the principal amount of the outstanding debt securities of any series may waive any past default and its consequences, except a default:

•	in the payment of the principal or interest or

•	of a provision contained in the indenture that cannot be amended without the consent of the holder of each outstanding debt security affected.

      The indentures will provide for other procedures that may be followed by holders of debt securities, the trustee of any series of debt securities, or both, if an event of default occurs.

Amendment of the Indentures

      Amendments of an indenture are permitted with the consent of the holders of a majority in principal amount of all outstanding debt securities issued under the indenture affected by the modification or amendment. However, no amendment may, without the consent of each holder of debt securities affected:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of interest or change the time for payment of interest, including defaulted interest, on any debt security;

•	reduce the principal or change the fixed maturity or alter any redemption provision or any obligations of MDC to offer to purchase or to redeem debt securities;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee, except as described in the indenture;

•	waive a continuing default in the payment of principal or interest; or

•	make any debt security payable at a different place or in different currency, or impair the right of any holder to bring suit.

      The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders, waive compliance by MDC with restrictive covenants of the series.

      We and the trustee may amend the indenture to, among other things, correct errors and ambiguities without the consent of any holder of debt securities as set forth in the indenture and as described in the prospectus supplement.

Subordination

      The prospectus supplement will describe any subordination provisions and will define the senior debt to which the debt securities may be subordinated and will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge

      Except as otherwise specified in the prospectus supplement, when (1) all debt securities of a series have become due and payable or will become due and payable at their stated maturity within one year, and (2) we deposit with the trustee funds to pay all amounts due on the entire outstanding series of debt securities, then we will have satisfied the indenture with respect to the series.

      Except as otherwise specified in the prospectus supplement, the indentures will provide that we may elect either (1) to be discharged from any series of debt securities or (2) to be released from certain obligations with respect to the debt securities under the indenture, in either case after depositing with the trustee enough money to pay all amounts due on the debt securities on the scheduled due dates.

      In addition, we must have delivered to the trustee an opinion of counsel that the holders of the debt securities (1) will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the discharge or release from obligations and (2) will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the discharge or release had not occurred. After a discharge, the holders of the debt securities would be able to look only to the trust fund for payment of principal and interest.

Payment and Paying Agents

      Unless otherwise specified in the applicable prospectus supplement, principal and interest will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, payment of interest may be made by check mailed to the address of the person entitled to payment as it appears in the register for the debt securities or by wire transfer of funds to the person at an account maintained within the United States.

      All moneys paid by us to a paying agent or a trustee for the payment of principal or interest which remain unclaimed at the end of two years after the payment has become due will be repaid to us, and the holder of the debt security then may look only to us for payment.

BOOK-ENTRY ISSUANCE

      Unless otherwise specified in the applicable prospectus supplement, the Depository Trust Company, or DTC, will act as depository for securities issued in the form of global securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully-registered global securities will be issued for the securities representing in the aggregate the total number of the securities, and will be deposited with or on behalf of DTC.

      DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system also is available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or through others. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The beneficial ownership interest of each actual purchaser of each security is in turn recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except if use of the book-entry system for the securities is discontinued.

      DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. as the registered holder of securities issued in the form of global securities. If less than all of a series of the securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

      Although voting with respect to securities issued in the form of global securities is limited to the holders of record of the securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date, identified in a listing attached to the omnibus proxy.

      Payments for securities issued in the form of global securities will be made by the issuer of the securities to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements. Payments to DTC are the responsibility of the issuer of the securities, disbursements of the payments to direct participants are the responsibility of DTC, and disbursements of the payments to the beneficial owners are the responsibility of direct and indirect participants.

      DTC may discontinue providing its services as depository with respect to any securities at any time by giving reasonable notice to the issuer of the securities. In the event that a successor depository is not obtained, individual security certificates representing the securities are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC or a successor depository.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, though DTC has declined to pass upon the accuracy of the statements contained herein. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

      Any of the securities being offered may be sold in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers; and

•	directly by MDC.

      The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

      Offers to purchase securities may be solicited by agents designated by us. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment. The agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

      If securities are sold by means of an underwritten offering or an at-the-market offering as described in Rule 415 (a)(4), we will execute an underwriting agreement with underwriters at the time an agreement for the sale is reached. For an underwritten offering, the names of the specific managing underwriter or underwriters, as well as any other underwriters, the amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the securities. For an at-the-market offering, we will file a post-effective amendment to the registration statement of which this prospectus is a part, to identify the underwriter or underwriters acting as principal(s) or as our agent(s) in the offering. The underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased.

      We may grant to the underwriters options to purchase additional securities to cover any over-allotments at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in the prospectus supplement.

      If a dealer is used in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

      Offers to purchase securities may be solicited directly by us and may be sold by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale. The terms of the sales will be described in the prospectus supplement.

      If described in the prospectus supplement, securities may also be offered and sold, in connection with a remarketing on their purchase, in accordance with a redemption or repayment under their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and its compensation and the terms of any agreement with us will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

      If described in the prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities under delayed delivery contracts accepted by us.

      Agents, underwriters, dealers and remarketing firms may be entitled under agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution for payments that the agents, underwriters, dealers and remarketing firms may be required to make.

      Each series of securities will be a new issue. Other than the common stock, which is listed on the New York Stock Exchange and the Pacific Stock Exchange, new securities will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

      Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, MDC and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

      The validity of the common stock and the preferred stock and the status of the debt securities as binding obligations of MDC and any guarantees as binding obligations of the guarantors will be passed on for MDC by Holme Roberts & Owen LLP, Denver, Colorado.

EXPERTS

      The consolidated financial statements of M.D.C. Holdings, Inc. appearing in M.D.C. Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following location of the SEC:

Judiciary Plaza, Room 10024

450 Fifth Street, N.W.
Washington, D.C. 20549

      You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

      The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like MDC, that file electronically with the SEC. The address of that site is http://www.sec.gov.

      We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

      This prospectus includes by reference the documents listed below that we have previously filed with the SEC (File No. 001-08951) and that are not included in or delivered with this document (provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K). They contain important information about our company and its financial condition.

Filing	Period

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Quarterly Report on Form 10-Q	Quarter ended June 30, 2004
Current Report on Form 8-K	Dated April 13, 2004

      All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Joseph H. Fretz

Secretary and Corporate Counsel
M.D.C. Holdings, Inc.
3600 South Yosemite Street
Suite 900
Denver, Colorado 80237
(303) 773-1100

      Our website is located at www.richmondamerican.com. All reports we file with the SEC can be accessed, free of charge, through our website as soon as reasonably practicable after the report is electronically filed with the SEC, under the investor relations section of our website. The information on our website is not incorporated into this prospectus.

      We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should keep in mind that such information has not been authorized and may therefore not be accurate. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

M.D.C. Holdings, Inc.

3600 S. Yosemite Street

Suite 900
Denver, Colorado 80237
(303) 773-1100

$1,000,000,000

          The following are types of securities that we may offer and sell under this prospectus:

•	common stock	•	debt securities
•	preferred stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits.

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement.
4	.1(a)+	Form of Senior Indenture by and between M.D.C. Holdings, Inc. and , as trustee.
4	.1(b)+	Form of Senior Subordinated Indenture by and between M.D.C. Holdings, Inc. and , as trustee.
4	.1(c)+	Form of Junior Subordinated Indenture by and between M.D.C. Holdings, Inc. and , as trustee.
4.2		Indenture dated as of December 3, 2002, by and among M.D.C. Holdings, Inc. and U.S. Bank National Association.
5.1		Form of Opinion of Holme Roberts & Owen LLP.
12	.1++	Computation of ratios of earnings to fixed charges.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).
24	.1+++	Powers of Attorney.
25.1		Statement of Eligibility of Trustee — U.S. Bank National Association.

*	MDC will file any underwriting agreement that it may enter into as an exhibit to a Current Report on Form 8-K which is incorporated by reference into this registration statement.

+	Incorporated by reference to Amendment No. 1 to Form S-3 Registration Statement filed by MDC on April 6, 1999 (registration No. 333-70381).

++	Incorporated by reference to Form 10-Q filed by MDC for the quarter ended June 30, 2004.

+++	Previously filed.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, each co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 1st day of September, 2004.

M.D.C. HOLDINGS, INC.
RICHMOND AMERICAN HOMES OF CALIFORNIA, INC.
RICHMOND AMERICAN HOMES OF MARYLAND, INC.
RICHMOND AMERICAN HOMES OF NEVADA, INC.
RICHMOND AMERICAN HOMES OF VIRGINIA, INC.
RICHMOND AMERICAN HOMES OF ARIZONA, INC.
RICHMOND AMERICAN HOMES OF COLORADO, INC.
M.D.C. LAND CORPORATION
RAH OF TEXAS, LP
RAH TEXAS HOLDINGS, LLC
RICHMOND AMERICAN CONSTRUCTION, INC.
RAH OF FLORIDA, INC.
RICHMOND AMERICAN HOMES OF TEXAS, INC.
RICHMOND AMERICAN HOMES OF UTAH, INC.
RICHMOND AMERICAN HOMES OF WEST VIRGINIA, INC.
RICHMOND AMERICAN HOMES OF ILLINOIS, INC.
RICHMOND AMERICAN HOMES OF DELAWARE, INC.
RICHMOND AMERICAN HOMES OF PENNSYLVANIA, INC.
RICHMOND AMERICAN HOMES OF FLORIDA, LP
RICHMOND AMERICAN HOMES OF NEW JERSEY, INC.
RICHMOND AMERICAN HOMES TWO, INC.
RICHMOND AMERICAN HOMES THREE, INC.
RICHMOND AMERICAN HOMES FOUR, INC.
RICHMOND AMERICAN HOMES FIVE, INC.
RICHMOND AMERICAN HOMES SIX, INC.
RICHMOND AMERICAN HOMES SEVEN, INC.

By:	/s/ PARIS G. REECE

Paris G. Reece III
Authorized Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on the 1st day of September, 2004.

MDC OFFICERS AND DIRECTORS

Principal Executive Officer:

/s/ *

Larry A. Mizel,
Chairman of the Board of Directors
and Chief Executive Officer

Chief Operating Officer:

/s/ *

David D. Mandarich,
Director, President and
Chief Operating Officer

Principal Financial and Accounting Officer:

/s/ PARIS G. REECE

Paris G. Reece III,
Executive Vice President, Chief Financial
Officer and Principal Accounting Officer

Other Directors:

/s/ *

David E. Blackford

/s/ *

Steven J. Borick

/s/ *

William B. Kemper

/s/ *

Herbert T. Buchwald

/s/ *

Gilbert Goldstein

CO-REGISTRANT OFFICERS AND DIRECTORS

RICHMOND AMERICAN HOMES OF CALIFORNIA, INC.
RICHMOND AMERICAN HOMES OF MARYLAND, INC.
RICHMOND AMERICAN HOMES OF NEVADA, INC.
RICHMOND AMERICAN HOMES OF VIRGINIA, INC.
RICHMOND AMERICAN CONSTRUCTION, INC.
RAH OF FLORIDA, INC.
RICHMOND AMERICAN HOMES OF TEXAS, INC.
RICHMOND AMERICAN HOMES OF UTAH, INC.
RICHMOND AMERICAN HOMES OF WEST VIRGINIA, INC.
RICHMOND AMERICAN HOMES OF ILLINOIS, INC.
RICHMOND AMERICAN HOMES OF DELAWARE, INC.
RICHMOND AMERICAN HOMES OF PENNSYLVANIA, INC.
RICHMOND AMERICAN HOMES OF NEW JERSEY, INC.
RICHMOND AMERICAN HOMES TWO, INC.
RICHMOND AMERICAN HOMES THREE, INC.
RICHMOND AMERICAN HOMES FOUR, INC.
RICHMOND AMERICAN HOMES FIVE, INC.
RICHMOND AMERICAN HOMES SIX, INC.
RICHMOND AMERICAN HOMES SEVEN, INC.

Principal Executive, Financial and Accounting Officer:

/s/ PARIS G. REECE

Paris G. Reece III,
Executive Vice President, Director

RICHMOND AMERICAN HOMES OF ARIZONA, INC.
Principal Executive, Financial and Accounting Officer:

/s/ PARIS G. REECE

Paris G. Reece III,
Vice President, Director

RICHMOND AMERICAN HOMES OF COLORADO, INC.
Principal Executive Officer:

/s/ *

David D. Mandarich,
President

Principal Financial and Accounting Officer:

/s/ PARIS G. REECE

Paris G. Reece III,
Vice President and Director

M.D.C. LAND CORPORATION
Principal Executive, Financial and Accounting Officer:

/s/ PARIS G. REECE

Paris G. Reece III,
President and Director

Other Directors:

/s/ *

Herbert T. Buchwald

/s/ MICHAEL TOUFF

Michael Touff

RAH OF TEXAS, LP

By:	RICHMOND AMERICAN HOMES OF TEXAS, INC.,

its General Partner
Principal Executive, Financial and Accounting Officer:

/s/ PARIS G. REECE

Paris G. Reece III,
Executive Vice President, Director

RAH TEXAS HOLDINGS, LLC
Principal Executive, Financial and Accounting Officer:

/s/ PARIS G. REECE

Paris G. Reece III,
President and Sole Manager

RICHMOND AMERICAN HOMES OF FLORIDA, LP

By:	RAH OF FLORIDA, INC.

its General Partner
Principal Executive, Financial and Accounting Officer:

/s/ PARIS G. REECE

Paris G. Reece III,
Executive Vice President, Director

* By: /s/ JOSEPH H. FRETZ

Joseph H. Fretz,
Attorney in fact

Exhibit Index

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement.
4	.1(a)+	Form of Senior Indenture by and between M.D.C. Holdings, Inc. and , as trustee.
4	.1(b)+	Form of Senior Subordinated Indenture by and between M.D.C. Holdings, Inc. and , as trustee.
4	.1(c)+	Form of Junior Subordinated Indenture by and between M.D.C. Holdings, Inc. and , as trustee.
4.2		Indenture dated as of December 3, 2002, by and among M.D.C. Holdings, Inc. and U.S. Bank National Association.
5.1		Form of Opinion of Holme Roberts & Owen LLP.
12	.1++	Computation of ratios of earnings to fixed charges.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of Holme Roberts & Owen LLP (included in Exhibit 5.1).
24	.1+++	Powers of Attorney.
25.1		Statement of Eligibility of Trustee — U.S. Bank National Association.

*	MDC will file any underwriting agreement that it may enter into as an exhibit to a Current Report on Form 8-K which is incorporated by reference into this registration statement.

+	Incorporated by reference to Amendment No. 1 to Form S-3 Registration Statement filed by MDC on April 6, 1999 (registration No. 333-70381).

++	Incorporated by reference to Form 10-Q filed by MDC for the quarter ended June 30, 2004.

+++	Previously filed.